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                                                                       Exhibit 5

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

                                            October 1, 2003

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139-4234

                  Re:  Additional Shares of Alkermes, Inc.
                       Common Stock to be Issued Pursuant to
                       Alkermes, Inc. 1999 Stock Option Plan
                       and Stock Option Plan for Non-Employee Directors

Gentlemen:

                  We have acted as counsel to Alkermes, Inc. (the "Company") in connection with the Company's 1999 Stock Option Plan, (the "1999 Plan") and Stock Option Plan for Non-Employee Directors (the "Director Plan" and together with the 1999 Plan, the "Plans"), and the registration and issuance of up to an additional 3,500,000 shares of the Company's common stock, par value $0.01 per share, (the "Additional Shares") pursuant to the terms of such Plans.

                  The opinion expressed below is based on the assumption that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plans and will receive a prospectus containing all the information required by Part I of Form S-8 before acquiring such Additional Shares.

                  Based on the foregoing, we are of the opinion that the Additional Shares, when issued and sold by the Company to the purchasers of the Additional Shares in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and non-assessable.

                  This opinion is limited to the Federal law of the United States of America and laws of the Commonwealth of Pennsylvania.

                  We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP
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